UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to

Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): July 21, 2006

OSCIENT PHARMACEUTICALS CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	0-10824	04-2297484
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1000 Winter Street, Suite 2200

Waltham, Massachusetts 02451

(Address of principal executive offices, including zip code)

(781) 398-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Oscient Pharmaceuticals Corporation (“Oscient” or the “Company”) and its wholly-owned subsidiary Guardian II Acquisition Corporation (“Guardian II”) entered into an asset purchase agreement (the “Asset Purchase Agreement”) dated July 21, 2006 with Reliant Pharmaceuticals, Inc. (“Reliant”) to acquire exclusive rights in the United States and its territories (the “Territory”) to the cardiovascular products ANTARA® 130mg and ANTARA® 43mg (fenofibrate) capsules. ANTARA is approved by the U.S. Food and Drug Administration to treat hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high trigelycerides) in combination with a healthy diet.

Upon closing, which is subject to certain conditions described below, Oscient will acquire Reliant’s rights and will assume Reliant’s obligations under Reliant’s agreement with Ethypharm S.A. related to the development, manufacturing, marketing and sale of the ANTARA products in the Territory. Pursuant to the terms of the Asset Purchase Agreement, Oscient will also acquire the NDA and the IND covering the ANTARA products, clinical data, inventory, the ANTARA® trademark and certain related contracts and licenses covering intellectual property rights related to the ANTARA products. Oscient will also assume certain of Reliant’s liabilities related to the ANTARA products, including those under the related assigned contracts which will include minimum sales obligations and obligations to make certain royalty and milestone payments on sales of the ANTARA products. Reliant will retain its rights to the ANTARA products outside the Territory and its worldwide rights to develop and commercialize fenofibrate in combination with an Omega-3 compound. At closing, Oscient will pay Reliant $78 million for the rights to ANTARA in the Territory, plus an approximate $4 million payment for remaining inventory. Oscient will not be required to pay a royalty on the sale of the ANTARA products, however, it will be required to pay a low single digit royalty to Reliant for a specified time period on net sales of any line extensions and improvements to the ANTARA products developed by Oscient, which include all combination products of fenofibrate with another pharmaceutical ingredient. The Asset Purchase Agreement contains certain customary representations, warranties, indemnities and closing conditions.

In addition to certain customary closing conditions, the closing of this transaction is contingent upon securing consents of certain third parties, including a consent from a pharmaceutical company and the expiration or termination of the Hart-Scott-Rodino waiting period. Subject to the satisfaction of these closing conditions, the transaction is expected to close in late August 2006. There is no assurance that the conditions to the closing of the ANTARA acquisition will be satisfied or that Oscient will be able to close the acquisition. The Asset Purchase Agreement may be terminated by either party if the closing of the transaction does not take place on or prior to a specified outside date.

The Asset Purchase Agreement contains a non-compete provision by the terms of which Oscient agrees that neither Oscient nor any of its affiliates will at any time prior to the tenth anniversary of the closing date develop or sell any product within the Territory that is a combination of fenofibrate and an Omega-3 compound without the prior written consent of Reliant.

To finance the acquisition, Oscient and Guardian II have entered into several financing agreements with Paul Royalty Fund Holdings II, LP, an affiliate of Paul Capital Partners (“PRF”), including the Revenue Interests Assignment Agreement, the Note Purchase Agreement and the Common Stock and Warrant Purchase Agreement, in consideration for an aggregate amount of $70 million. Oscient and Guardian II entered into the Revenue Interests Assignment Agreement (the “Revenue Agreement”), pursuant to which Oscient and Guardian II will sell to PRF until December 31, 2016 the right to receive specified royalties on Guardian II’s and Oscient’s net sales (and the net sales of their respective affiliates and licensees) of the ANTARA products and FACTIVE® (gemifloxacin mesylate)

tablets. For purposes of the agreement with PRF, the ANTARA products include any product line improvements, line extensions and any fenofibrate combination products and FACTIVE products include any oral product line improvements, line extensions and any combination products. The royalty payable to PRF on net sales of ANTARA and FACTIVE starts each fiscal year as a high single digit royalty rate and declines to a low single digit royalty rate based on achievement of annual specified sales thresholds in each fiscal year. Once the cumulative royalty payments to PRF exceed $100 million, the royalties become nominal.

In the event of (i) a change of control of Oscient or Guardian II, (ii) a bankruptcy of Oscient or Guardian II, (iii) a transfer by Oscient or any of its subsidiaries of substantially all of either ANTARA or FACTIVE and (iv) subject to a cure period, breach of certain material covenants and representations in the Revenue Agreement (each a “Put Event”), PRF shall have the right to require Oscient and Guardian II to repurchase from PRF its royalty interest at a price in cash which equals the greater of (a) a specified multiple of cumulative payments made by PRF under the Revenue Agreement less the cumulative royalties previously to PRF; or (b) the amount which will provide PRF, when taken together with the royalties previously paid, a specified rate of return (the “Put/Call Price”). Upon a bankruptcy event, Oscient and Guardian II shall automatically be required to repurchase the PRF royalty interest at the Put/Call Price. In the event of a change of control of Oscient, Oscient and Guardian II shall have the right to repurchase the PRF royalty interest for an amount equal to the Put/Call Price.

During the first two fiscal years immediately following the fiscal year in which combined annual net sales of ANTARA and FACTIVE are equal to or greater than $125 million, Oscient and Guardian II shall have the right, but not the obligation, to reduce the royalty percentages due under the Revenue Agreement to PRF by fifty percent (50%) by paying PRF a price in cash which will provide PRF, when taken together with the royalties previously paid, a specified rate of return. During the first two fiscal years immediately following the fiscal year in which combined annual net sales of ANTARA and FACTIVE are equal to or greater than $250 million, Oscient and Guardian II shall have the right, but not the obligation, to repurchase the PRF royalty interest at a price in cash which will provide PRF, when taken together with the royalties previously paid, a specified rate of return.

Guardian II entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with PRF pursuant to which Guardian II issued and sold a $20,000,000 aggregate principal amount of 12% senior secured note (the “Note”), due on the fourth anniversary of the closing date, subject to Guardian II’s option to extend the maturity to the sixth anniversary of the closing date, provided (i) there are no defaults under the note at the time and (ii) Oscient issues to PRF at the time of the exercise of such option a warrant exercisable for 2,304,147 shares of Oscient’s common stock, par value $0.10 per share (the “Common Stock”) at a price of $0.8680 per share.

Interest is payable semi-annually in arrears on the last day of each March and September. Guardian II has the option to pay interest in cash or to have 50% of the interest paid in cash and 50% of the interest added to principal. In the event of a change of control of Oscient or on or after second anniversary of the closing, Oscient may at its option prepay all or any part of the Note at a premium which declines over time. In the event of an event of default, with “event of default” defined as a continuing Put Event under the Revenue Agreement as described in more detail above, the outstanding principal and interest in the Note shall become immediately due and payable.

Subject to the Revenue Agreement and the Note Purchase Agreement, without the prior written consent of PRF, Oscient has agreed not to (i) amend, waive any rights under, or terminate any material license agreements, including the agreements relating to the ANTARA products and FACTIVE, (ii) enter into any new agreement or amend or fail to exercise any of its material rights under existing agreements that would adversely affect PRF’s royalty interest and (iii) sell any material assets related to ANTARA or FACTIVE.

Pursuant to the terms of the Revenue Agreement and the Note Purchase Agreement, Guardian II and PRF entered into a Security Agreement (the “Security Agreement”) under which Guardian II will grant to PRF a security interest in and to substantially all assets owned by Guardian II (including rights to the ANTARA products) in order to secure its performance under each of the Revenue Agreement, the Note Purchase Agreement and the Note. Oscient has agreed to use commercially reasonable efforts, which shall not require Oscient to make any payments, to obtain consents from certain pre-existing Oscient noteholders to permit Oscient to grant PRF a security interest in all of Oscient’s assets to secure the obligations under the Revenue Agreement and Guardian II’s obligations under the Note Purchase Agreement.

As part of the financing, Oscient and PRF also entered into a Common Stock and Warrant Purchase Agreement (the “Stock and Warrant Purchase Agreement”), pursuant to which, in exchange for $10 million, Oscient will sell to PRF 11,111,111 shares (the “Shares”) of the Common Stock, at a price of $0.90 per share (the “Private Placement”) and issue PRF a warrant (the “Warrant”) to purchase 2,304,147 shares of Common Stock (the “Warrant Shares”) at an exercise price of $0.8680 per share. The Warrant is exercisable for seven years from the date of closing. The Warrant contains a cashless exercise option and penalties if Oscient does not deliver the applicable amount of Warrant Shares within three trading days of exercise of a Warrant by PRF. The Warrant also contains provisions providing that, at PRF’s election, Oscient must re-purchase the Warrant from PRF upon a sale of the Company in which the consideration for such sale is solely cash.

The Company has agreed pursuant to the Stock and Warrant Purchase Agreement to elect one person designated by PRF to the Board of Directors following the closing and to continue to nominate one person designated by PRF for election to the Board of Directors by the Company’s shareholders. The director designated by PRF shall resign and the Company shall no longer be required to nominate a director designated by PRF upon the later of the following events: (1) if PRF ceases to own at least five (5%) percent of the Company’s Common Stock or securities convertible into the Company’s Common Stock; (2) if the Company owes PRF less than five million dollars ($5,000,000) under the Note pursuant to the Note Purchase Agreement; (3) the cumulative payments to PRF made by Oscient and Guardian II under the terms of the Revenue Agreement first exceed 250% of the consideration paid to Oscient and Guardian II by PRF; or (4) if the amounts due by the Company pursuant to the Revenue Agreement cease to be due. If at any time PRF’s designee is not elected to the Board of Directors, PRF’s designee will have a right to participate in all meetings of the Board of Directors in a nonvoting observer capacity.

Pursuant to the Stock and Warrant Purchase Agreement, Oscient and PRF entered into a Registration Rights Agreement (the “Registration Rights Agreement”), under the terms of which PRF will have rights to require the Company to file a registration statement with the Securities Exchange Commission to register the resale of the Shares and the Warrant Shares. Further, following the fourth anniversary of the date of the Registration Rights Agreement, Oscient has agreed to give PRF notice of any proposal to register any of its securities under the Securities Act, and to include, subject to certain limitations, in such registration such Shares and Warrant Shares as have been requested for inclusion by PRF.

A copy of the press release related to Oscient’s announcement of the acquisition and the financing transactions is attached to this Current Report on Form 8-K as Exhibit 99.1.

ITEM 8.01. OTHER EVENTS.

On July 24, 2006, Oscient issued a press release announcing it had entered into the agreements discussed above in Item 1.01. The full text of the Oscient’s press release regarding the announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

99.1    Press Release issued by Oscient Pharmaceuticals Corporation on July 24, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSCIENT PHARMACEUTICALS CORPORATION

By:	/s/ Philippe M. Maitre
Name:	Philippe M. Maitre
Title:	Senior Vice President and Chief
Financial Officer

Date: July 25, 2006

EXHIBIT INDEX

Exhibit Number	Description

99.1	Press Release issued by Oscient Pharmaceuticals Corporation on July 24, 2006.